Exhibit 10.26

AMENDED AND RESTATED PROMISSORY NOTE

$3,300,000.00	Date: June 1, 2018

FOR VALUE RECEIVED, ARK RESTAURANTS CORP., a New York corporation, (“Borrower”) unconditionally promises to pay to the order of BANK HAPOALIM B.M. (“Bank”), Three Million Three Hundred Thousand and no/1OOths United States Dollars ($3,300,000.00) with interest thereon, as provided hereinbelow. Borrower further agrees as follows:

1. Definitions. Unless otherwise defined in this Section, capitalized terms used in this Amended and Restated Promissory Note (“this Note”) shall have the meanings ascribed to them in the Credit Agreement (as defined below). As used herein, the following terms shall have the following meanings:

“Applicable Margin” shall mean a per annum rate of interest equal to 3.50%.

“Credit Agreement” shall mean that certain Omnibus Credit Agreement (Term Loans), of even date herewith, between Borrower and Bank, as amended, modified or renewed from time to time.

“Default Rate” shall mean the lesser of: (i) the maximum rate of interest permitted by applicable law which may be charged on the outstanding principal amount of this Note and (ii) the LIBOR Rate plus the Applicable Margin or “the Variable Rate”, in each instance as then in effect, plus 2.00% per annum.

“Interest Payment Dates” shall mean the last Business Day of each applicable Interest Period.

“Interest Period” shall mean the one-month period commencing on the date hereof and succeeding one-month periods, each beginning when the previous one ends, provided that the last such period shall end on the Maturity and no Interest Period shall extend the Maturity. If any Interest Period would otherwise come to an end on a day that is not a Working Day, its termination shall be postponed to the next day that is a Working Day unless it would otherwise terminate in the next calendar month, in which case such Interest Period shall terminate on the immediately preceding Working Day.

“LIBOR Rate” shall mean, with respect to any Interest Period, the rate per annum (carried out to the fifth decimal) equal to the rate determined by Bank to be the offered rate on a page or service (whether provided by Bridge Telerate, Reuters, Bloomberg or any other service) that displays an average ICE Benchmark Administrative Limited Interest Settlement Rate for deposits in U.S. dollars (for delivery on the first Working Day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Working Days prior to the first Working Day of such Interest Period. At Borrower’s request, Bank will provide Borrower with identifying information with respect to the page or service so used by Bank. If Bank determines that the rate referenced in the first sentence of this paragraph is not available, then “LIBOR” will mean, as applicable to any Interest Period, the rate determined (i) on the basis of the offered rates for deposits in U.S. dollars with a term equivalent to such Interest Period, which are offered by four major banks selected by Bank in the London interbank market at approximately 11:00 a.m. London time, on the Working Day that is two (2) Working Days prior to the first Working Day of such Interest Period, or (ii) by applying such other recognized source of London Eurocurrency deposit rates (or their equivalent) as Bank may determine from time to time.

“Loan” shall mean the loan evidenced by this Note.

“Maturity” shall mean the date that falls five (5) years after the date of this Note.

“Payment Address” shall mean Bank’s offices at 1120 Avenue of the Americas, New York, New York 10036-2790, provided that, if and after Bank notifies Borrower of another address for payments to be made to Bank, the term shall mean such other address.

“Prime Rate” shall mean the Prime Rate as quoted or otherwise established by Bank from time to time (or, if Bank fails or ceases to quote or otherwise establish a Prime Rate, a comparable index selected by Bank) (the Prime Rate is purely a discretionary benchmark and is not necessarily the lowest or most favorable rate at which Bank extends credit to its customers).

“Principal Payment Dates” shall mean the third Interest Payment Date and every third Interest Payment Date thereafter.

“Treasury Obligation” shall mean a note, bill or bond issued by the United States Treasury Department as a full faith and credit general obligation of the United States.

“Variable Rate” shall mean the Prime Rate, as in effect from time to time, plus 0.50% per annum.

“Working Day” shall mean a Business Day on which banks are regularly open for business in London.

2. Interest Rate. Interest shall accrue on the outstanding principal amount of this Note, during each Interest Period, at a per annum rate equal to the LIBOR Rate for such Interest Period plus the Applicable Margin; provided, however, from and after the occurrence of any Event of Default, interest shall accrue on the outstanding principal amount of this Note, during each Interest Period, at the Default Rate. Interest shall be computed based on a 360-day year counting the actual number of days elapsed.

3. Interest and Principal Payments. On each Interest Payment Date and on the Maturity, Borrower shall make to Bank a payment of all the then accrued but unpaid interest on this Note. On each Principal Payment Date, Borrower shall make to Bank a payment of the principal of this Note in the amount of $117,857.14, provided that, on the

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Maturity, Borrower shall pay to Bank the entire then unpaid principal amount of this Note and all other amounts then owing under this Note and the other Credit Documents.

4. Additional Costs; Unavailability of Dollar Deposits.

(a) In the event that any applicable law or regulation or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall change the basis of taxation of payments to Bank of any amounts payable by Borrower hereunder (other than taxes imposed on the overall net income of Bank) or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or (iii) shall impose any other condition with respect to this Note, and the result of any of the foregoing is to increase the cost to Bank of making or maintaining the loans evidenced by this Note or to reduce any amount receivable by Bank hereunder, and Bank reasonably determines that such increased costs or reduction in amount receivable was attributable to the LIBOR Rate basis used to establish the interest rate hereunder, then Borrower shall, from time to time, upon demand by Bank, pay to Bank additional amounts sufficient to compensate Bank for such increased costs (the “Additional Costs”). A detailed statement as to the amount of such Additional Costs, prepared in good faith and submitted to Borrower by Bank, shall be conclusive and binding in the absence of manifest error.

(b) If Bank determines in its sole discretion acting in good faith at any time (the “Determination Date”) that it can no longer make, fund or maintain LIBOR-based loans for any reason, including without limitation illegality, or LIBOR cannot be ascertained or does not accurately reflect Bank’s cost of funds, or Bank would be subject to Additional Costs that cannot be recovered from Borrower, then, from and after such Determination Date, interest shall accrue on the unpaid principal amount of this Note at a per annum rate equal to the Variable Rate, with such rate changing with each change in the Prime Rate.

(c) If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which Bank allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the reasonable opinion of Bank, the rate of return on Bank’s capital with regard to the Loan is reduced to a level below that which Bank could have achieved but for such circumstances, then in such case and upon prior written notice from Bank to Borrower, from time to time, Borrower shall pay to Bank such additional amount or amounts as shall compensate Bank for such reduction in Bank’s rate of return. Such notice shall contain the statement of Bank with regard to any such amount or amounts, which shall, in the absence of manifest error, be binding upon Borrower. In determining such amount, Bank may use any reasonable method of averaging and attribution that it deems applicable. For the avoidance of doubt, the foregoing provisions shall apply to

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all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

5. Prepayments.

(a) Borrower may at any time and from time to time prepay the outstanding principal amount of this Note in whole or in part, subject to prior notice in accordance with this Paragraph 5. Borrower shall notify Bank in writing of any prepayment hereunder not later than 11:00 a.m., New York, New York time, five (5) Business Days before the date of the prepayment. Each such notice shall specify the prepayment date and the principal amount to be prepaid. Each Prepayment shall be accompanied by accrued interest on the principal amount prepaid and any amount required to be paid pursuant to Paragraph 5(b) hereof.

(b) Concurrently with any prepayment made on other than the last day of an Interest Period, Borrower shall pay to Bank the following amount: the excess, if any, of (i) the amount of interest which would have accrued on the amount prepaid during the period from the date of such prepayment to the last day of that Interest Period at the applicable interest rate provided for herein over (ii) the amount of interest (as reasonably determined by Bank) which would have accrued to the holder of a Treasury Obligation selected by Bank in the amount (or as close to such amount as feasible) of the amount prepaid and having a maturity date on (or as soon after as feasible) the last day of that Interest Period, would earn if the Treasury Obligation were purchased in the secondary market on the date the prepayment is made to Bank and were held to maturity. Borrower agrees that the aforedescribed amount shall be based on amounts which a holder of a Treasury Obligation would receive under the foregoing circumstances, whether or not Bank actually invests the amount prepaid in any Treasury Obligation. Borrower acknowledges that determining the actual amount of costs and expenses resulting from a prepayment on other than the last day of an Interest Period may be difficult or impossible to determine in an specific instance and that, accordingly, the amount set forth above is a reasonable estimate of such costs and expense.

(c) No prepayment shall result in a deferral or reduction of scheduled principal payments unless and until this Note is repaid in full.

(d) Amounts prepaid on this Note may not be reborrowed.

6. Manner and Application of Payments. Each payment under this Note shall be applied first to any late charges and costs, next to accrued but unpaid interest, and the remainder, if any, against the principal amount outstanding, provided that, while an

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Event of Default exists, each such payment may be applied in whatever order Bank elects. All payments hereunder shall be made in lawful money of the United States of America and immediately available funds at the Payment Address, without setoff, counterclaim or deduction of any kind. If a payment to be made hereunder is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

7. Late Charges. Borrower shall pay Bank upon demand a late charge of five percent of any installment of interest or principal not received by Bank within 10 days after the installment is due. Such late charge is intended to compensate Bank for administrative and other costs associated with not receiving a payment when due and is neither a penalty nor interest. Each such late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Bank.

8. Usury Negation. Nothing herein shall be construed or operate so as to require Borrower to pay interest hereunder in an amount or at a rate greater than the maximum allowed by applicable law. Should any interest or other charges paid or payable hereunder result in the computation or earning of interest in excess of the maximum rate or amount of interest which is allowed under applicable law, any and all such excess interest shall be (and the same hereby is) waived by Bank, and the amount of such excess paid shall be automatically credited against, and be deemed to have been payments in reduction of, the principal then due hereunder, and any portion of such excess paid which exceeds the principal then due hereunder shall be paid by Bank to Borrower.

9. Events of Default. Any of the following events or conditions shall constitute an Event of Default hereunder:

(a) Borrower’s failure to make within five days after the date when it is due any payment of principal of, or interest on, this Note; and

(b) The occurrence of an Event of Default (as that term is defined in the Credit Agreement).

10. Remedies. Upon and at any time after the occurrence of an Event of Default, this Note shall, at Bank’s option, become immediately due and payable, without notice, presentment, protest or demand (which are hereby waived); provided that, upon the occurrence of an Event of Default described in §11.1(g) of the Credit Agreement, this Note shall automatically become immediately due and payable without notice, presentment, protest or demand (which are hereby waived). No failure by Bank to exercise such option upon the occurrence of any Event of Default shall affect its right to exercise it upon the subsequent occurrence of an Event of Default. Borrower shall pay Bank, within three (3) Business Days after Bank’s demand, all costs and expenses (including reasonable counsel fees and expenses, including those at the appellate level

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and in bankruptcy proceedings) in connection with the enforcement of this Note, whether or not suit be brought.

11. Waivers. Borrower and any endorsers, sureties, guarantors, and all others who are, or may become liable for the payment hereof severally: (a) waive presentment for payment, demand, notice of demand, notice of non-payment or dishonor, notice of acceleration, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, (b) waive any exemption of disposable earnings from attachment or garnishment under Florida Statutes § 222.11, (c) consent to all extensions of time, renewals, postponements of time of payment of this Note or other modifications hereof from time to time prior to or after the maturity date hereof, whether by acceleration or in due course, without notice, consent or consideration to any of the foregoing, (d) agree to any substitution, exchange, addition, or release of any of the security for the indebtedness evidenced by this Note or the addition or release of any party or person primarily or secondarily liable hereon, and (e) agree that Bank shall not be required first to institute any suit, or to exhaust its remedies against the undersigned or any other person or party to become liable hereunder or against the security in order to enforce the payment of this Note.

12. Benefit of Credit Agreement. This Note is the New Gulf Shores Note referred to in, and is entitled to the benefits of, the Credit Agreement, as amended from time to time, and the other Credit Documents referred to therein.

13. Security. Payment of this Note is secured by, inter alia, a Mortgage and Security Agreement executed by Ark Gulf Shores Real Estate, LLC, a Delaware limited liability company, in favor of Bank, and encumbering certain properties situate in Baldwin County, Florida, as amended and/or restated from time to time (the “Mortgage”).

14. Notices. Any notice or demand given by Bank to Borrower hereunder may be given in the manner set forth in the provision of the Credit Agreement referred to above captioned “Notices.”

15. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without giving effect to any New York principles of conflicts of law that would give effect to the laws of any other jurisdiction).

16. Consent to Jurisdiction. Borrower irrevocably agrees that any action or proceeding arising hereunder or relating hereto that is brought by Borrower shall be tried by the courts of the State of New York sitting in or for New York County, New York or the courts of the State of Alabama sitting in or for Baldwin County, Alabama or the United States District Courts sitting in or for New York County, New York or Baldwin County, Alabama. Borrower irrevocably submits, in any such action or proceeding that is brought by Bank, to the non-exclusive jurisdiction of each such court and irrevocably

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waives the defense of an inconvenient forum with respect to any such action or proceeding.

17. Waiver of Jury Trial. BORROWER AND (BY ACCEPTANCE HEREOF) BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING BUT NOT LIMITED TO ANY CLAIMS, CROSS CLAIMS OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE. BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF BANK OR BANK’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. EACH BORROWER ACKNOWLEDGES THAT THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN A MATERIAL INDUCEMENT TO BANK TO CONTINUE AND/OR MAKE THE LOAN EVIDENCED BY THIS NOTE.

18. Amendment and Restatement; Mortqaqe Taxes. This Note amends and restates and renews (but does not extinguish the indebtedness evidenced by) that certain Term Promissory Note, dated November 30, 2016, made by Borrower to the order of Bank in the original principal amount of $4,450,000.00 (the “Replaced Note”). The indebtedness evidenced by the Replaced Note is not being repaid or extinguished but will henceforth be evidenced by and repaid pursuant to this Note. The Replaced Note is attached hereto. Borrower shall indemnify and hold Bank harmless from and against any and all liability (including liability for interest and penalties) which Bank may incur in connection with any mortgage tax that may become payable as a result of or in connection with this Note (or the Replaced Note) and/or any instrument securing the same. The foregoing indemnity shall survive payment and satisfaction of this Note.

(signature page follows)

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Executed on the date set forth above by:

BORROWER:

ARK RESTAURANTS CORP.

By:	/s/ Robert J. Stewart
Name:	Robert J. Stewart
Title:	President

Signature Page to

Amended and Restated Promissory Note

($3,300,000.00)

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